EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE BETWEEN

DOMINION HOMES, INC.

AND

JON M. DONNELL

This Separation Agreement and General Release (“Agreement”) is by and between Dominion Homes, Inc. (“Company”) and its subsidiaries and affiliated entities (collectively and including the Company, “Group” and separately “Group Member”) and Jon M. Donnell (“Executive”), collectively, the “Parties.” On or about October 11, 2004 the Executive voluntarily tendered his resignation to the Company to pursue other opportunities. The terms and conditions of this Agreement are to be effective as of the date on which this Agreement is executed by the Parties and the resignations shall be deemed accepted and irrevocable on such date (the “Acceptance Date”) and such terms and conditions shall supersede and replace any other oral or written agreement between the Executive and the Company including, but not limited to, the Employment Agreement between the Parties, dated December 29, 2000, as amended effective January 1, 2003. By signing this Agreement:

[1] The Parties agree that [a] as of 11:59 p.m. on October 31, 2004 (the “Separation Date”), the Executive’s resignation as an officer (President, Chief Operating Officer and Principal Financial Officer), director and employee of the Company and in any capacity with any Group Member will become effective; and [b] the Executive will continue to provide certain services to the Company as directed by the Chairman and to receive his salary and benefits from the Company through the Separation Date at which time his employment will end; and

[2] The Executive acknowledges that [a] the Executive has been afforded an adequate opportunity to read and consider the terms of this Agreement; [b] the Executive has been advised to consult an attorney of the Executive’s choosing; and [c] this Agreement settles, bars and waives any and all claims that the Executive has or could possibly have against the Company, the Group or any Group Member arising out of or relating to the Executive’s service or separation.

In reliance on the foregoing and for the good and valuable consideration stated below, the sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

1.00	EXECUTIVE’S OBLIGATIONS

1.01	Confidential Information.

[1] Obligation to Protect Confidential Information. The Executive acknowledges that the Group has a legitimate and continuing proprietary interest in the protection of Confidential Information (as defined in Section 1.01[2]) and has invested, and will continue to invest, substantial sums of money to develop, maintain and protect Confidential Information. The Executive agrees [a] that any Confidential Information will be held in confidence and treated as proprietary to the Group, [b] not to use or disclose any Confidential Information and [c] to return to the Company any Confidential Information on the Separation Date.

[2] Definition of Confidential Information. For purposes of this Agreement, Confidential Information includes any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties, trade secrets and any other confidential information regarding the business, operations, properties or personnel of the Group (or any Group Member) which are disclosed to or learned by the Executive as a result of his service with any Group Member, but will not include any information that [a] the Executive possessed before the date of initial employment with any Group Member that was a matter of public knowledge, [b] became or becomes a matter of public knowledge through sources independent of the Executive, [c] has been or is disclosed by any Group Member without restriction on its use or [d] has been or is required to be disclosed by law or governmental order or regulation provided that prior reasonable notice, to the extent practicable, be given to the Company. The Executive also agrees that, if there is any reasonable doubt whether an item is public knowledge, to not regard the item as public knowledge.

1.02 Solicitation of Executives. The Executive agrees that for two consecutive years after the Separation Date [1] not, directly or indirectly, to solicit any salaried employee of any Group Member to leave employment with the Group, [2] not, directly or indirectly, to employ or seek to employ any salaried employee or significant subcontractor of any Group Member and [3] not, directly or indirectly, to cause or induce any of the Group’s (or Group Member’s) competitors to solicit or employ any salaried employee or significant subcontractor of any Group Member.

1.03 Solicitation of Third Parties. The Executive agrees that for two consecutive years after the Separation Date not, directly or indirectly, to recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor, lessee or any other person having a business relationship with the Group (or any Group Member) to discontinue or reduce the extent of that relationship or alter the terms thereof.

1.04 Competitive Activity. The Executive agrees that for two consecutive years after the Separation Date not to anywhere in the States of Ohio or Kentucky where the Company and the Group Members conduct business, without the written consent of the Company, directly or indirectly, provide advice with respect to, engage in (including any investment), supervise, or assist the provision of any service or sale of any product which competes with any service or product of the Group (or any Group Member).

1.05 Cooperation. The Executive agrees to cooperate with the Group (and with each Group Member), including after the Separation Date, in the following areas:

[1] Cooperation With the Group. The Executive agrees [a] to be reasonably available to answer questions for the Group’s (and any Group Member’s) officers regarding any matter, project, initiative or effort for which the Executive was responsible or had substantial involvement in while employed by any Group Member and [b] to cooperate with the Group (and with each Group Member) during the course of all third-party proceedings arising out of the Group’s (or any Group Member’s) business about which the Executive has knowledge or information. For purposes of this Agreement, [c] “proceedings” includes internal investigations, administrative investigations or proceedings and lawsuits (including pre-trial discovery and trial testimony) and [d] “cooperation” includes [i] the Executive’s being reasonably available for interviews, meetings, depositions, hearings and/or trials without the need for subpoena or assurances by the Group (or any Group Member); [ii] providing any and all documents in the Executive’s possession that relate to the proceeding; and [iii] providing assistance in locating any and all relevant notes and/or documents. The Company will reasonably compensate and reimburse the Executive for his reasonable expenses incurred in connection with any activity described in this section.

[2] Cooperation With Third Parties. Unless compelled to do so by lawfully-served subpoena or court order, the Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney’s representative (including private investigator) or former employee relating to any matter (including pending or threatened lawsuits or administrative investigations) about which the Executive has knowledge or information as a result of his service with the Group (or any Group Member). The Executive also agrees to notify the Company’s Chief Executive Officer immediately after being contacted by a third party or receiving a subpoena or court order to appear and testify with respect to any matter affected by this section.

[3] Contact With Media. The Executive agrees not to communicate with, or give statements to, any member of the media (including print, television or radio media) relating to any matter (including pending or threatened lawsuits or administrative investigations) about the Group, its officers, directors and employees and his employment with and the services provided to the Group. The Executive also agrees to notify the Company’s Chief Executive Officer immediately after being contacted by any member of the media with respect to any matter affected by this section.

[4] Cooperation with the Board and its Committees. The Executive will make himself available for exit interviews at mutually agreeable times if requested by the Board of Directors of the Company or any Committee thereof.

[5] Other Matters. The Executive agrees that other than the sub-certification (which shall be dated as of, or prior to, the Separation Date) required as part of the internal control procedures of the Company for its third quarter Form 10-Q filing, the Executive will not be required to execute any other periodic reports, certifications or subcertifications in connection with the Company’s 1934 Securities Exchange Act periodic filing requirements and procedures for fiscal year 2004.

1.06 Non-Disparagement. The Executive and the Company (on its own behalf and on behalf of the Group and each Group Member) agree that neither will make any disparaging remarks about the other and the Executive agrees not to make any disparaging remarks about the Company’s Chairman, Chief Executive Officer or any of the Group’s senior employees or directors.

1.07 Return of Company Property. The Executive agrees to promptly on the Separation Date return to the Company all property belonging to the Group or any Group Member.

1.08 Remedies. The Executive acknowledges that, except as specifically provided in this Agreement, money will not adequately compensate the Group for the substantial damages that will arise upon the breach of any provision of this Section 1.00. For this reason, if the Executive breaches or threatens to breach any provision of this Section 1.00, the Company will be entitled, in addition to other rights and remedies, including recoupment of all amounts described in Section 3.00, to specific performance, injunctive relief and other equitable relief to prevent or restrain any breach or threatened breach of this Section 1.00.

1.09 Covenant Not To Sue. Executive covenants and agrees not to commence any suit or proceeding or otherwise pursue any legal or equitable claim or remedy, arising out of or in connection with matters arising out of Executive’s relationship with the Group and each Group Member and their employees, officers, directors, agents, attorneys, successors and assigns, except as necessary to enforce the terms and conditions of this Agreement. In the event Executive violates the terms of the foregoing covenant, Executive acknowledges that, among other remedies available to the Company for such breach, the Company may immediately suspend and cancel all remaining payments owed to the Executive and recover any and all amounts previously paid to Executive under this Agreement.

2.00	Mutual Releases

2.01 Executive’s Release. In exchange for the payments and benefits described in this Agreement, as well as any and all other mutual promises made in this Agreement, the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and assigns agree to release and forever discharge the Company, the Group and each Group Member and their employees, officers, directors, agents, attorneys, successors and assigns from any and all claims, suits and/or causes of action that grow out of or are in any way related to the Executive’s recruitment to, employment with, service as a director or separation from the Company, the Group and all Group Members, other than any claim that the Company has breached this Agreement. This release includes, but is not limited to, any claims that the Company, the Group or any Group Member violated the Employee Retirement Income Security Act of 1974; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964 (as amended); the Family and Medical Leave Act; any law prohibiting discrimination, harassment or retaliation in employment; any claim of promissory estoppel or detrimental reliance, defamation, intentional infliction of emotional distress; or the public policy of any state, or any federal, state or local law. The Executive knowingly agrees that the payments provided for in this Agreement are satisfactory consideration for this general release of all possible claims.

2.02 Company Release. Except for any claim arising out of or resulting from any unlawful act, malfeasance, act of bad faith or willful or reckless breach of a fiduciary duty by the Executive, or by reason of any act or omission by the Executive occurring outside the scope of his service with the Company, the Company, the Group and each Group Member release and forever discharge the Executive of and from any and every other action, cause of action, claim, demand, right, obligation, damages (including exemplary or punitive damages), liability, complaint, cost and/or expense that they have or may have against him arising, directly or indirectly, from, or in any way related to his service with the Company or any Group Member.

3.00	Company’s Obligations

In exchange for the Executive’s obligations described in this Agreement, the Company on its behalf and on behalf of the Group and each Group Member and the Executive agree to the following:

[1] The Company will pay to the Executive the Executive’s current base salary for 12 months following the Separation Date (a total gross amount of $550,000) in installments that correspond with the Company’s normal payroll practices; provided that such payments shall be reduced, dollar for dollar, upon the Executive becoming employed by another employer during such twelve month period.

[2] The Company will pay to the Executive a pro rata award for fiscal year 2004 under the Dominion Homes, Inc. 2002 Incentive Growth Plan, with proration based upon his service through the Separation Date. Such amounts will assume that the Company has achieved the minimum category of net income (which will provide Executive with a $466,667 bonus) and the threshold category achieved for customer satisfaction (which will provide Executive with a $145,833 bonus), notwithstanding the actual results achieved by the Company. The foregoing pro rata bonuses will be paid within 15 days following the Separation Date.

[3] The Company will pay for the Executive’s monthly COBRA health benefit premiums for the shorter of [a] 18 consecutive calendar months beginning after the Separation Date or [b] when the Executive becomes eligible for any similar group health program sponsored by another employer.

[4] The Company will continue to make all lease and insurance payments on the Company automobile currently being used by the Executive until the end of the current term of such lease on March 20, 2005, at which time the Executive will return the automobile to the Company or the lessor as required.

[5] The Company will reimburse the Executive for all business-related expenses that have not been reimbursed as of the Separation Date but only if (and to the extent) that the Executive provides to the Company appropriate substantiation and otherwise complies with the Company’s business expense reimbursement policies.

[6] The Company agrees to provide a positive recommendation on behalf of the Executive to any potential future employer that may contact the Company.

[7] To the extent permitted by law, the Company’s Code of Regulations and the Company’s directors and officers liability insurance policies, the Company agrees to indemnify and hold harmless the Executive from liability arising out of his actions as Director and Chief Operating Officer.

[8] As soon as practicable following the Separation Date, the Executive shall be entitled to receive his vested interests in the 401(k) plan and the deferred compensation plan, as provided in such plans.

[9] The Executive agrees to forfeit all unvested interests in any equity grants, retirement income, deferred compensation or other employee benefits that the Executive has received as a result of the Executive’s employment with any Group Member to the extent not set forth in Section 3.00[1.]-[8.]. To the knowledge of the Executive and the Company, these forfeited interests are summarized as follows: outstanding restricted stock awards (60,000 shares); unvested interest under the Dominion Homes, Inc. Supplemental Executive Retirement Plan (with an estimated cash value of $360,000); long-term disability insurance plan; non-vested right to receive 511 Company shares under the deferred compensation plan; $250,000 life insurance policy; $6,000 term life insurance policy; rights under the medical and financial planning reimbursement plans; use of Company aircraft; reimbursement of country clubs and health club dues and his rights under the Stock Option Agreement with BRC Properties, Inc., dated November 13, 1998, as amended for 100,000 shares of the Company.

4.00	Arbitration

4.01 Acknowledgement of Arbitration. The Parties agree that, with the exception of violations of Section 1.00 hereof, arbitration is the sole and exclusive remedy for each of them to resolve and redress any dispute, claim or controversy involving the interpretation of this Agreement or any other claims between the parties, whether such claim arises under federal or state law.

4.02 Effect of Arbitration. The Parties intend that any arbitration award relating to any matter described in this Section 4.00 will be final and binding on them and that a judgment on the award may be entered in any court of competent jurisdiction, and enforcement may be had according to the terms of that award. This section will survive the termination or expiration of this Agreement.

4.03 Location of Arbitration. Arbitration will be held in Columbus, Ohio, and will be conducted by a retired federal judge or other qualified arbitrator. The arbitrator will be mutually agreed upon by the Parties and the arbitration will be conducted in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The Parties will have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the arbitrator will have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The arbitrator will have no jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms of this Agreement. The arbitrator’s sole authority will be to interpret or apply any provision(s) of this Agreement or any public law alleged to have been violated. The arbitrator will be limited to awarding compensatory damages, including unpaid wages or benefits, but, to the extent allowed by law, will have no authority to award punitive, exemplary or similar-type damages.

4.04 Time for Initiating Arbitration. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of the date the Party asserting the claim knew, or through reasonable diligence should have known, of the facts giving rise to that Party’s claim, will be deemed waived and the Party asserting the claim will have no further right to seek arbitration or recovery with respect to that claim or controversy. Both Parties agree to strictly comply with the time limitation specified in this Section 4.00. For purposes of this section, a claim or controversy is sought to be submitted to arbitration on the date the complaining Party gives notice to the other that [1] an issue has arisen or is likely to arise that, unless resolved otherwise, may be resolved through arbitration under this Section 4.00 and [2] unless the issue is resolved otherwise, the complaining Party intends to submit the matter to arbitration under the terms of this Section 4.00.

4.05 Costs of Arbitration. The Company will bear the arbitrator’s fee and other costs associated with the arbitration, unless the arbitrator, acting under Federal Rule of Civil Procedure 54(b), elects to award these fees to the Company.

4.06 Arbitration Exclusive Remedy. Subject to provisions in Section 1.00, the Parties acknowledge that, because arbitration is the exclusive remedy for resolving issues arising under this Agreement, neither Party may resort to any federal, state or local court or administrative agency concerning breaches of this Agreement or any other matter subject to arbitration under this Section 4.00 and that the decision of the arbitrator will be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

4.07 Waiver of Jury. The Executive and the Company each waive the right to have a claim or dispute with one another decided in a judicial forum or by a jury, except as otherwise provided in this Agreement.

5.00	GENERAL PROVISIONS

5.01 Representation of The Parties. The Executive represents and warrants that the Executive is not under any contractual or legal restraint that prevents or prohibits the Executive from entering into this Agreement or performing the duties and obligations described in this Agreement. The Company represents and warrants that it is not under any contractual or legal restraint that prohibits it from entering into this Agreement or performing the duties and obligations described in this Agreement and that this Agreement is duly approved by the Company.

5.02 Modification or Waiver; Entire Agreement. No provision of this Agreement may be modified or waived except in a document signed by the Executive and the Company’s Chief Executive Officer or other person designated by the Company’s Board of Directors. This Agreement, and any attachments referenced in this Agreement, constitute the entire agreement between the Parties regarding termination of the Executive as an employee and director of the Company, and any other agreements are terminated and of no further force or legal effect. No agreements or representations, oral or otherwise, with respect to the termination of the Executive’s service with the Company have been made or relied upon by either Party which are not set forth expressly in this Agreement.

5.03 Governing Law; Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application of any provision of this Agreement to any person or circumstance, is, for any reason and to any extent, held invalid or unenforceable, such invalidity and unenforceability will not affect the remaining provisions of this Agreement of its application to other persons or circumstances, all of which will be enforced to the greatest extent permitted by law and the Parties agree that the arbitrator (or judge) is authorized to reform the invalid or enforceable provision [1] to the extent needed to avoid the invalidity or unenforceability and [2] in a manner that is as similar as possible to the Parties’ intent (as described in this Agreement). The validity, construction and interpretation of this Agreement and the rights and duties of the Parties will be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

5.04 No Waiver. Failure to insist upon strict compliance with any term of this Agreement will not be considered a waiver of any such term.

5.05 Withholding. All payments made to the Executive under this Agreement will be reduced by any amount that the Company is required to withhold in advance payment of the Executive’s federal, state and local income, wage and employment tax liability.

5.06 Survival. The Parties agree that the covenants and promises set forth in this Agreement will survive the payment of the amount described in Section 3.00.

5.07	Miscellaneous.

[1] The Executive may not assign any right or interest to, or in, any payments payable under this Agreement; provided, however, that this prohibition does not preclude the Executive from designating in writing one or more beneficiaries to receive any amount that may be payable after the Executive’s death and does not preclude the legal representative of the Executive’s estate from assigning any right under this Agreement to the person or persons entitled to it.

[2] This Agreement will be binding upon and will inure to the benefit of the Executive, the Executive’s heirs and legal representatives and the Company and its successors.

[3] The Executive’s rights under this Agreement will be solely those of an unsecured general creditor of the Company.

[4] The headings in this Agreement are inserted for convenience of reference only and will not be a part of or control or affect the meaning of any provision of this Agreement.

[5] This Agreement may be executed in counterparts.

5.08 Successors to Company. This Agreement may and will be assigned or transferred to, and will be binding upon and will inure to the benefit of, any successor of the Company, and any successor will be substituted for the Company under the terms of this Agreement. As used in this Agreement, the term “successor” means any person, firm, corporation or business entity which at any time, whether by merger, purchase or otherwise, acquires all or essentially all of the assets of the business of the Company. Notwithstanding any assignment, the Company will remain, with any successor, jointly and severally liable for all its obligations under this Agreement.

5.09 No Admission. Each of the Parties understands that this Agreement is not an admission of any wrongdoing. The Parties deny any wrongdoing under any federal, state or local statute, public policy, tort law, contract law, or common law.

5.10	Notices.

[1] How Given. Any notice permitted or required to be given under this Agreement must be given in writing and delivered in person or by registered, U.S. mail, return receipt requested, postage prepaid, or through Federal Express, UPS, DHL and any other reputable professional delivery service that maintains a confirmation of delivery system. Any delivery must be addressed to the Company’s Chief Executive Officer at the Company’s then-current corporate offices or to the Executive at the Executive’s last address as contained in the Executive’s personnel file.

[2] Notice Date. Any notice permitted or required to be given under this Agreement will be effective on the date it is delivered, in the event of personal delivery, or on the date its receipt is acknowledged, in the event of delivery by registered mail or through a professional delivery service described in Section 5.10[1].

The parties agree that they have read this Agreement, understand and agree to its terms, and have knowingly and voluntarily signed it on the date written below which date shall be the Acceptance Date.

/s/ Jon M. Donnell
Jon M. Donnell

Date: October 14, 2004

Dominion Homes, Inc.

By:	/s/ Douglas G. Borror
Douglas G. Borror
Chairman of the Board

Date: October 14, 2004